Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 784-1845 (914) 789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PROGENICS PHARMACEUTICALS PRESENTS LONG TERM FOLLOW-UP
OF PIVOTAL PHASE 2 TRIAL OF AZEDRA IN MALIGNANT
PHEOCHROMOCYTOMA

Tarrytown, NY, September 22, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today presented positive data from a pivotal phase 2 clinical study of Azedra™ in an oral presentation at the International Symposium of Pheochromocytoma and Paraganglioma (ISP) in Kyoto, Japan.
Azedra (Ultratrace™ Iobenguane I-131) is Progenics' radio-therapeutic candidate that targets the ultra-orphan diseases pheochromocytoma and paraganglioma.  Progenics acquired the Azedra program in its 2013 acquisition of Molecular Insight Pharmaceuticals, which commenced the study, in which enrollment was suspended after accruing 41 patients.
Lead investigator Daniel Pryma, M.D., Associate Professor of Radiology and Clinical Director of Nuclear Medicine and Molecular Imaging, Department of Radiology at the University of Pennsylvania, presented long-term follow-up data on the 41 treated patients.
"These results suggest that treatment with Azedra has significant patient benefit both in symptom control as well as cancer control," said Dr. Pryma.  "There are currently no approved anti-tumor therapies to treat these cancers. I am excited to continue this research and complete this study. Azedra appears to be a promising, well-tolerated agent for this disease."
As of June 2014, seven of the enrolled patients have received one and 34 have received two therapeutic doses of Azedra. The study's primary endpoint, a reduction of at least 50% of anti-hypertensive medications for at least six months, was achieved by 31.7% of patients.  Patients receiving two therapeutic doses of Azedra had a median survival of 43.3 months as of June; long-term follow-up is continuing. The most common adverse events observed have been gastroenterological and hematologic disorders.
As previously announced, Progenics has established an agreement with Canada's Centre for Probe Development and Commercialization (CPDC) to manufacture Azedra.  Progenics expects to resume the study in early 2015 with a total patient enrollment target of at least 58 evaluable patients.

About Azedra
Azedra is a radio-therapeutic with FDA Fast Track status currently being studied in a phase 2b registrational trial under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint. In addition to potentially treating pheochromocytoma and paraganglioma Azedra may also have utility in treating neuroblastoma and other neuroendocrine diseases.
About Pheochromocytoma and Paraganglioma
Pheochromocytomas, which form in the adrenal glands, are a form of paragangliomas, rare neuroendocrine tumors that form in nerve tissue in the adrenal glands and near certain blood vessels and nerves. Pheochromocytomas and paragangliomas can be benign (not cancerous) or malignant (cancerous). Existing options for these tumors, including surgery, radiation, chemotherapy, ablation, embolization and targeted therapeutic agents, can fail to result in effective disease treatment.
About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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